UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2023

Bridger Aerospace Group Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41603	88-3599336
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

90 Aviation Lane Belgrade, MT	59714
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (406) 813-0079

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	BAER	The NASDAQ Stock Market LLC
Warrants, each exercisable for one share of Common Stock at an exercise price of $11.50 per share	BAERW	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On November 17, 2023, Bridger Aerospace Group Holdings, Inc. (“Bridger” or the “Company”) entered into a Services Agreement (the “Agreement” or the “Services Agreement”) with a subsidiary (the “Owner”) of MAB Funding, LLC. As previously announced, MAB Funding, LLC is a joint venture entity owned by a fund for which Marathon Asset Management, L.P. acts as investment manager (“Marathon”), a fund for which Avenue Sustainable Solutions Fund, L.P. acts as investment manager (“Avenue”), and Bridger that was created for the purpose of purchasing four Canadair CL-215T Amphibious Aircraft through the public tender process from the Government of Spain for €40.3 million (which purchase is expected to be completed within ten business days of November 17, 2023). Pursuant to the terms of the Services Agreement, Bridger agreed to manage the return to service upgrades, maintenance repair and overhaul of the planes while they are owned and funded by the Owner. The Owner is responsible for reimbursing Bridger for its costs and expenses incurred in connection with the return to service work. Bridger and the Owner agreed to negotiate in good faith to enter into operating lease agreements, pursuant to which Bridger would lease the aircraft from the Owner, prior to the time that each aircraft is returned to service.

Bridger has the right, but not the obligation, to purchase two of the aircraft (referred to as aircraft 1 and aircraft 2) for a total of $40,000,000.00 (the purchase of both aircraft 1 and aircraft 2, the “First Purchase”) during the first 18 months of the Agreement. Additionally, if the Company purchases both aircraft 1 and aircraft 2, the Company has the right, but not the obligation, to purchase the remaining two aircraft (referred to as aircraft 3 and aircraft 4) (the purchase of both aircraft 3 and aircraft 4, the “Second Purchase”) during the first 36 months of the Agreement for a purchase price equal to the greater of (A) (i) the total amount that the Owner paid to acquire aircrafts 1-4, plus the estimated return to service costs for aircrafts 1-4, plus the amount accrued on each of such amounts from the date of the Agreement through the closing date of the Second Purchase at a 22.8% annual interest rate, compounded monthly, plus (ii) the amount of any return to service costs for aircrafts 1-4 in excess of such estimated return to service costs, plus the amount accrued on such amount from the date of such costs through the closing date of the Second Purchase at a 22.8% annual interest rate, compounded monthly, minus (iii) the $40,000,000 payable for the First Purchase, plus the amount accruing on such amount from the closing date of the First Purchase through the closing date of the Second Purchase at a 22.8% annual interest rate, minus (iv) the aggregate lease payments made to the Owner under the operating leases, if any, plus the amount accrued on such amounts from the date of such payment until the closing of the Second Purchase at a 22.8% annual interest rate, compounded monthly, and minus (v) any estimated return to service amounts for aircraft 4 that have not been spent on aircraft 4 as of the closing of the Second Purchase; and (B) an amount necessary to provide the Owner a return equal to 1.5 times the sum of (i) the purchase price allocable to aircraft 3 and aircraft 4, plus (ii) the estimated return to service costs for aircraft 3 and aircraft 4, plus (iii) the amount of any return to service costs for aircraft 3 and aircraft 4 in excess of such estimated return to service costs.

In the event that Bridger does not purchase the aircraft within the time periods set forth in the Agreement, then either party may initiate a sales process for the sale of all aircraft that have not been purchased by the Company, which sales process Bridger will oversee and manage. If the aircraft are sold to a third party through such process, then Bridger must pay the Owner a cash fee equal to the amount, if any, by which the aggregate price of Bridger’s purchase options for such aircraft exceeds the consideration paid by the third-party purchaser for the same aircraft (not to exceed $15 million in aggregate). If the aircraft are not sold to a third party and the Owner has not otherwise entered into an operating lease with a third party for the aircraft, then Bridger must pay the Owner $15 million. Additionally, if the aircraft are not purchased by Bridger, then Owner has the right to sell any or all of the aircraft to a third party.

In addition to the foregoing, the Services Agreement provides that during the term of the Agreement each of Marathon and Avenue will have non-voting observer rights with respect to Bridger’s Board of Directors and each of its committees, and restricts Bridger from acquiring, leasing or operating any new Super Scooper or other firefighting aircraft during the term of the Agreement, excluding the Super Scoopers and other firefighting aircraft currently owned or leased by the Company and its subsidiaries. Further, the Services Agreement prohibits Bridger and its subsidiaries from purchasing other equity interests, assets or properties with cash or cash equivalents, and provides that subject to the Company’s existing debt obligations, Bridger must apply the net cash proceeds from (i) the issuance of equity securities, (ii) the sale of equity interests, assets or properties other than in the ordinary course, (iii) the incurrence of indebtedness in excess of $5 million, other than refinancing indebtedness, and (iv) any sale leaseback or other fundamental corporate transaction, in each case, to satisfy the Company’s obligations under the Agreement.

The Services Agreement terminates automatically upon the date that the Owner has sold or otherwise disposed of the four aircraft and the amounts due and payable under the Services Agreement and related operating leases have been paid. Further, in addition to other customary termination provisions, the Owner may terminate the Agreement at any time during the first 36-months of the Services Agreement upon 90-days written notice to Bridger. In the event that the Owner terminates the Agreement because Bridger is in material breach of the Services Agreement or an operating lease and such material breach is not cured, Bridger experiences an event of default or an acceleration of payment with respect to any material indebtedness, or Bridger has filed for bankruptcy or has taken certain other actions relating to insolvency or a reorganization, then Bridger must pay to the Owner a $15 million termination fee.

In addition to their equity interests in MAB Funding, LLC, Marathon holds certain of the Company’s bonds sold through Gallatin County and Avenue holds shares of the Company’s Series A preferred stock.

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Item 1.02	Termination of a Material Definitive Agreement.

On November 21, 2023, the Company and Robert Eisele and Christopher Eisele, the owners of Big Horn Airways, Inc. (“Bighorn”), mutually agreed to terminate the previously announced Purchase and Sale Agreement, dated as of July 21, 2023, entered into by such parties. There are no termination fees payable by either party, and the Company has agreed to reimburse Bighorn for all fees incurred in connection with the proposed transaction. The amount of reimbursable transaction fees cannot be estimated at this time. The parties elected to mutually terminate the Purchase and Sale Agreement as a result of the delay in being able to consummate the transaction.

Item 8.01	Other Events.

On November 21, 2023, the Company issued a press release, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated November 21, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRIDGER AEROSPACE GROUP HOLDINGS, INC.

Dated: November 24, 2023	By:	/s/ James Muchmore
James Muchmore
Chief Legal Officer and Executive Vice President

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